SUB-ITEM 77D

On January 1, 2003, MFS Institutional Advisors Inc. and Pacific Financial Research, Inc. assumed subadvisory responsibility for the Preferred Value Fund. In connection with this change in adviser, the investment policies of the Fund changed on such date. A description of the Fund's investment policies is included in the sections entitled "CHANGE IN INVESTMENT POLICY AND NAME OF PREFERRED LARGE CAP VALUE FUND (THE "FUND")" and "PREFERRED VALUE FUND SUBADVISORY ARRANGEMENTS" in a supplement to the Registrant's prospectus dated January 27, 2003 (the "Supplement"). Such sections are incorporated herein by reference to those portions of the Supplement, filed on January 27, 2003 pursuant to Rule 497(e) of the Securities Act of 1933, accession number 0000891804-03-000143.